August 4, 2025

Jeff Harsh
jeffharshmsu@outlook.com

I am very pleased to extend to you an offer of employment to join Advantage Sales & Marketing LLC dba Advantage Solutions (the "Company") as our Chief Operating Officer, Branded Services. We look forward to your joining us, and to the contributions we are confident you will deliver for our Company, for our teammates, and for our investors. Barring any unexpected changes in the Company's business needs, the terms of this offer letter will remain in effect for a period of seven calendar days from the date of this letter; thereafter, the offer may no longer be available to accept. The initial terms of this offer are outlined below:

- ***Position***

  You are offered the position of Chief Operating Officer, Branded Services which will report directly to Dave Peacock, Chief Executive Officer. Your position will begin on or about August 25, 2025, or as mutually agreed, subject to your having satisfied all pre-employment requirements. The Company will confirm your employment start date (the "Start Date") once all employment conditions have been satisfied.

- ***Compensation & Benefits***

  - *Base Salary*. You will receive a base salary of USD $38,333.33 per month (or $460,000 annualized); which shall be paid in accordance with the Company's bi-weekly payroll calendar, subject to applicable taxes and withholdings.

  - *Benefit Plans*. During your employment you will be eligible to participate in the Company's benefit programs including the Company's medical, dental, vision, 401(k), life insurance, executive physical plan, short-term disability, and long-term disability plans. The existence and terms of any such benefit plans are subject to change, and your eligibility for and participation in such plans are subject to the terms and conditions contained in those plans.

  - *Bonus Program.* You will be eligible to participate in the 2025 Company Bonus Program (the "Bonus Program") applicable to your position, subject to the terms and conditions of the Bonus Program. If you begin employment prior to October 1, 2025, any amount earned under the Bonus Program will be pro-rated from your start date. Payments under the Bonus Program are scheduled to occur in March 2026. Your target bonus percentage is 80% for your base salary. The actual bonus amount each year is subject to the achievement of Company objectives, your calendar year bonus eligible earnings, and subject to the terms and conditions of the Bonus Program. In addition, there will be no bonus payment awarded, including any partial or prorated bonus, if you depart Advantage Solutions for any reason prior to the bonus payment date. Further, the Bonus Program is subject to modification and/or cancellation at any time.

  - *Equity Grant.* Beginning in 2026 and annually thereafter, subject to (1) you remain in good standing, and (2) subject to the discretion and approval of the Human Capital Committee of the Board of Directors, you will be eligible for an equity grant of 100% of your annual base salary. The type of equity awarded as well as the vesting terms will be outlined in the 2026 equity plan.

    In addition, you will be awarded an equity grant of $250,000 in the form of restricted stock units (RSUs) to be awarded at the close of the market on the first business day of the calendar months following your

commencement of employment with the Company. This RSU grant will vest on a 3-year ratable schedule on each anniversary date of your award.

- *Vacation and Other Time Away*. In this role, you will be eligible for vacation and floating holidays under the Company's Flexible, No Accrual Vacation and Floating Holiday policy. Your eligibility for other types of time away (such as sick time and leaves of absence) shall be in accordance with Company policy, subject to applicable law.

- ***Termination of Employment***. In the event of your termination of employment for any reason, you will be entitled to receive (i) any unpaid base salary through the date of termination, and (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination.

- ***Severance***. If your employment is terminated by the Company without Cause or by you with Good Reason, you will be entitled to receive the following severance benefits: your base salary (at the highest rate in effect during the 12-month period preceding the date of termination), payable in equal installments over the twelve (12) month period following the date of termination. If you your employment ends for any other reason, including, without limitation, if you elect to end your employment with the Company without Good Reason, die or become disabled and unable to perform you're the duties of your position, or are terminated with Cause, you will not be eligible for severance benefits set forth in this paragraph. Cause" means one or more of the following apply to your termination: (1) you engaged in dishonesty or gross negligence in connection with your job duties if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such dishonesty or gross negligence is received by you from the Company, (2) you willfully or continually failed to perform your jobs duties if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such failure is received by you from the Company, (3) you breached a fiduciary duty including, without limitation the duty of loyalty to the Company, which breach, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such breach is received by you from the Company, (4) you engaged in intentional misconduct in connection with your job duties, which misconduct, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such misconduct is received by the Executive from the Company, (5) you violated a material written policy of the Company, including, without limitation, policies pertaining to harassment, discrimination or drug and alcohol use which violation, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such violation is received by you from the Company, (6) you are convicted or plead guilty to, a felony, or a misdemeanor involving moral turpitude, or (7) you materially breached a restrictive covenant with the Company, which breach, if curable in the reasonable determination of the Company, is not cured within 10 calendar days after a written notice specifying such breach is received by you from the Company. For the avoidance of doubt, "Cause" does not include any failure to achieve any performance targets, whether relating to you, the Company or its broader group, or otherwise. "Good Reason" means termination of your employment for any of the following: (a) a reduction in the base salary or target bonus, other than a reduction of less than ten percent (10%) of base salary (and thereby the target bonus) made as part of a reduction in the base salary of all executive officers of the Company; (b) the prohibition on you from working remotely until your relocation has occurred, or, following your relocation, the relocation by the Company, to a location that is more than fifty (50) miles from your then current principal place of employment; or (c) any material breach by the Company of this Agreement. Notwithstanding the foregoing, you shall not have "Good Reason" to terminate your employment in connection with any of the foregoing events unless (1) you provide the Company prior written notice of such termination, and such notice is provided within ninety (90) days of the initial occurrence of the event constituting Good Reason; (2) such termination is conditioned upon the Company failing to cure the event constituting Good Reason within the thirty (30)-day period following provision of notice; and (3) the Company fails to cure such event constituting Good Reason within such thirty (30)-day period.

- ***Change in Control.*** Notwithstanding anything to the contrary, if your employment is terminated by the Company without Cause within one year of the occurrence of a Change in Control, then subject to your compliance with this Agreement and any restrictive covenant obligations, (A) and provided that you promptly enroll in COBRA after receiving your COBRA options, provides notice to the Company of your enrollment in COBRA, and make the required employee-portion of the COBRA premium, then the Company will pay the employer portion and the administrative fee of the monthly COBRA premium to the COBRA administrator for up to 12 months (provided, however, that if you discontinue COBRA coverage, the Company may cease making these payments), and (B) you shall be entitled to any accelerated vesting of equity grants on the same terms and conditions available to other similarly situated senior executives of the Company.

- ***Release***. In addition to the foregoing, in order to be eligible for severance and change of control benefits set forth above you must execute, deliver to the Company, and not revoke, a full and general release in a form reasonably acceptable to the Company, which release must become effective within sixty (60) days following your termination date, and remain in compliance with any and all restrictive covenants with the Company.

- ***Other Important information***

  - *No Other Representations*. By accepting employment with the Company, you will be affirming the representations in this letter and representing that no one at the Company has made any other promises or statements upon which you have relied that are different from those in this letter.

  - *Restrictive Covenants*. This offer is contingent upon your executing the Company's Confidentiality, Property Protection, and Non-Solicitation Agreement (the "CPPNSA") as part of your On-Boarding paperwork.

  - *Policies & Procedures*. Employment with the Company is subject to its policies and procedures including, without limitation, those set forth in the Associate Handbook and Code of Business Conduct & Ethics, copies of which are made available to you as part of the on-boarding process and during employment. Upon hire, you can also find legally required notices (such as those required under state or local law) through the Policies & Procedures site which can be found on the Company's internal website, www.connectshub.com. By accepting an offer of employment with the Company, you agree to comply with all such policies and procedures (and any changes thereto).

  - *Terms Subject to Change*. The terms and conditions of employment (including without limitation, compensation, benefits, supervisor, work location, and duties) are subject to change at any time with or without notice or cause, as permitted by law.

  - *No Prior Obligations in Conflict with Employment with the Company*. By signing below and accepting this offer of employment, you represent and agree that, if hired: (a) your employment with the Company and compliance with the terms and conditions of such employment will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound, (b) you have not, and in connection with your employment with the Company will not, violate any non-competition, non-solicitation or other similar covenant or agreement by which you are or may be bound, and (c) in connection with your employment with the Company you will not use any confidential or proprietary information you may have obtained in connection with employment with any prior employer (other than the Company and its affiliated entities prior to the date of your employment with the Company).

  - *Reasonable Accommodations*. Offers of employment with the Company are contingent on an individual's being able to perform the essential functions of the job with or without a reasonable accommodation. The Company is committed to providing such reasonable accommodation as required by law. If you believe you need an accommodation to participate in the on-boarding process, perform the essential duties of the position you are being offered, or enjoy the benefits or privileges of employment, you are encourage to

contact the Company's Workplace Accommodations Department at 888.985.0349 leaveandaccommodations@youradv.net to request an accommodation, which will be evaluated on an individualized basis through an interactive process.

- ***At Will Employment***. Employment with the Company is "at will", which means that either you or the Company can end the employment relationship at any time, with or without cause. No one at the Company has the authority to promise you anything different, unless in writing and signed by the Company's Chief Executive Officer.
- ***Additional Conditions of Employment Offer***. Employment with the Company is conditioned upon your:
  - acceptance of the terms of this offer, as indicated by your timely execution and return of this offer letter;
  - timely and proper completion of federal and any applicable state employment eligibility requirements (including, but not limited to, the federal form I-9);
  - timely and satisfactory completion of all new hire paperwork relevant to the position you are being offered; authorizing and satisfying a background check (including, without limitation, a criminal history and/or motor vehicle record check), prior to and/or anytime post-conditional offer or during employment, subject to applicable law including any necessary disclosures.

I am excited at the prospect of having you join us and look forward to the contributions you can make here.

Sincerely,

Brian McRoskey
Chief Commercial Officer

ACCEPTANCE

By signing below, I accept this offer of employment as Chief Operating Officer, Branded Services for the Company, on the terms outlined above and acknowledge that my employment with the Company, if hired, will be on an at-will basis.

Jeff Harsh　　　　　　　　8.5.25
Date